     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 29, 1998.

                                                    REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                           ARM FINANCIAL GROUP, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                              63                             61-1244251
   (State or other jurisdiction       (Primary standard industrial             (I.R.S. Employer
of incorporation or organization)     Classification code number)            Identification No.)

                            ------------------------

                           ARM FINANCIAL GROUP, INC.

                             515 WEST MARKET STREET
                           LOUISVILLE, KENTUCKY 40202
                                 (502) 582-7900
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                            ------------------------

                                ROBERT H. SCOTT

                           ARM FINANCIAL GROUP, INC.
                             515 WEST MARKET STREET
                           LOUISVILLE, KENTUCKY 40202
                                 (502) 582-7900
 (Name, address, including zip code, and telephone number, including area code, of agent for service)
                            ------------------------

                                   Copies to:
                           FAITH D. GROSSNICKLE, ESQ.
                              SHEARMAN & STERLING
                              599 LEXINGTON AVENUE
                            NEW YORK, NEW YORK 10022
                                 (212) 848-4000
                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
PUBLIC: From time to time after the effective date of this Registration
Statement.
    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------------
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

=================================================================================================================================
                                                                PROPOSED MAXIMUM       PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF               AMOUNT TO            OFFERING PRICE       AGGREGATE OFFERING         AMOUNT OF
     SECURITIES TO BE REGISTERED          BE REGISTERED           PER SECURITY             PRICE(1)           REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
Preferred Stock(2)...................
                                           $75,000,000                 --                $75,000,000              $22,125
Depositary Shares(3).................
=================================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933.
(2) There are being registered hereby such indeterminate number of shares of Preferred Stock as may from time to time be issued at indeterminate prices.
(3) There are being registered hereby such indeterminate number of Depositary Shares as may be issued in the event that ARM Financial Group, Inc. elects to offer fractional interests in shares of the Preferred Stock registered hereby.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

PROSPECTUS (Subject to Completion)

Issued May 29, 1998

                           ARM Financial Group, Inc.
                                PREFERRED STOCK

                            ------------------------

     ARM Financial Group, Inc. (the "Company") may issue from time to time, in one or more series, shares of its preferred stock, par value $.01 per share (the "Preferred Stock"), which may be issued in the form of depositary shares (the "Depositary Shares") evidenced by depositary receipts, in amounts, at prices and on terms to be determined at or prior to the time of any such offering. The specific number of shares, designation, stated value and liquidation preference of each share, issuance price, dividend rate or method of calculation, dividend periods, dividend payment dates, voting rights, any redemption or sinking fund provisions, any conversion or exchange provisions, and other specific terms of each series of Preferred Stock in respect of which this Prospectus is being delivered shall be set forth in an accompanying Prospectus Supplement (the "Prospectus Supplement").

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY
             REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

     The Preferred Stock may be sold directly by the Company or through agents, underwriters or dealers designated from time to time. If any agents or underwriters of the Company are involved in the sale of the Preferred Stock, the names of such agents or underwriters and any applicable fees, commissions or discounts shall be set forth in the Prospectus Supplement. The net proceeds to the Company from such sale also shall be set forth in the Prospectus Supplement.

                            ------------------------

            , 1998

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE DEPOSITARY SHARES. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, THE DEPOSITARY SHARES IN THE OPEN MARKET.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Securities and Exchange Commission (the "Commission") are incorporated herein by reference:

          (a) The Annual Report of the Company on Form 10-K for the year ended December 31, 1997;

          (b) The Quarterly Report of the Company on Form 10-Q for the quarter ended March 31, 1998;

          (c) The Current Reports of the Company on Form 8-K dated March 4, 1998 and April 22, 1998; and

          (d) The description of the Company's outstanding 9 1/2% Cumulative Perpetual Preferred Stock (the "Existing Preferred Stock") contained in the Company's Registration Statement on Form 8-A filed with the Commission on November 12, 1993, including any amendment or report filed for the purposes of updating such description.

     All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document all or any portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. As used herein, the terms "Prospectus" and "herein" mean this Prospectus, including the documents incorporated by reference, as the same may be amended, supplemented, or otherwise modified from time to time. Statements contained in this Prospectus as to the contents of any contract or other documents referred to herein do not purport to be complete and are qualified in all respects by reference to all of the provisions of such contract or other document.

     THE COMPANY WILL PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY OR ALL OF THE DOCUMENTS REFERRED TO ABOVE WHICH HAVE BEEN OR MAY BE INCORPORATED IN THIS PROSPECTUS BY REFERENCE, OTHER THAN EXHIBITS TO SUCH DOCUMENTS WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE IN SUCH DOCUMENTS. REQUESTS FOR SUCH DOCUMENTS SHOULD BE DIRECTED TO: PETER S. RESNIK, TREASURER, ARM FINANCIAL GROUP, INC., 515 WEST MARKET STREET, LOUISVILLE, KENTUCKY 40202 (TELEPHONE (502) 582-7900).

     No person is authorized to give any information or to make any representations, other than those contained or incorporated by reference in this Prospectus or the Prospectus Supplement, in connection with the offering contemplated hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any underwriter, dealer or agent. This Prospectus and the Prospectus Supplement do not constitute an offer to sell or a solicitation of an offer to buy any securities other than the Preferred Stock to which they relate and do not constitute an offer to sell or a solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. Neither the delivery of this Prospectus or the Prospectus Supplement, nor any sale made hereunder or thereunder, shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or thereof or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to such date.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, is required to file reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of the reports, proxy statements and other information can be obtained from the Public Reference Section of the Commission, Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Company's Existing Preferred Stock is traded on the American Stock Exchange and such reports, proxy statements and other information concerning the Company can be inspected at the offices of the American Stock Exchange, 86 Trinity Place, New York, New York 10006. The Company's Class A Convertible Common Stock, par value $.01 per share (the "Class A Common Stock") is traded on the New York Stock Exchange and such reports, proxy statements and other information concerning the Company can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

     The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered by this Prospectus. The Registration Statement has been filed electronically through the Commission's Electronic Data Gathering, Analysis, and Retrieval System and may be accessed electronically by means of the Commission's home page on the Internet at http://www.sec.gov. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement. For further information about the Company and the securities offered hereby, reference is made to the Registration Statement and to the financial statements, exhibits and schedules filed therewith. The statements contained in this Prospectus about the contents of any contract or other document referred to are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. Copies of each such document may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the charges prescribed by the Commission.

                                  THE COMPANY

     The Company specializes in the growing asset accumulation business with particular emphasis on retirement savings and investment products. The Company's earnings are derived from investment spread (the difference between income earned on investments and interest credited on customer deposits) and fee income. The Company's retail products include a variety of fixed, indexed and variable annuities and face-amount certificates sold through a broad spectrum of distribution channels including independent broker-dealers, independent agents, stockbrokers, and financial institutions. The Company offers institutional products, such as funding agreements, installment face-amount certificates and guaranteed investment contracts ("GICs"), directly to bank trust departments, plan sponsors, cash management funds, corporate treasurers, and other institutional investors.

     The principal offices of the Company are located at 515 West Market Street, Louisville, Kentucky 40202 and its telephone number is (502) 582-7900.

                         RATIO OF EARNINGS TO COMBINED
                  FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

     The following table sets forth the consolidated ratios of earnings to combined fixed charges and preferred stock dividends for the Company for the periods indicated.

                                              THREE MONTHS         YEARS ENDED DECEMBER 31,
                                                 ENDED        ----------------------------------
                                             MARCH 31, 1998   1997  1996  1995  1994(3)  1993(3)
                                             --------------   ----  ----  ----  -------  -------
Excluding interest
  credited on customer deposits(1).........       6.4x        4.3x  3.4x  2.0x       --       --
Including interest credited on customer
  deposits(2)..............................       1.2x        1.1x  1.1x  1.1x       --       --

---------------
(1) In computing the ratio of earnings to combined fixed charges and preferred stock dividends (excluding interest credited on customer deposits), combined fixed charges and preferred stock dividends consist of interest expense on debt, the portion of operating lease rentals representative of the interest factor and dividends on the preferred stock of the Company on a tax equivalent basis. Earnings are computed by adding fixed charges to pretax income.

(2) In computing the ratio of earnings to combined fixed charges and preferred stock dividends (including interest credited on customer deposits), combined fixed charges and preferred stock dividends consist of interest expense on debt, the portion of operating lease rentals representative of the interest factor, interest credited on customer deposits, and dividends on the preferred stock of the Company on a tax equivalent basis. Earnings are computed by adding fixed charges to pretax income.

(3) Earnings were inadequate to cover combined fixed charges and preferred stock dividends by $29.2 million and $41.0 million for the years ended December 31, 1994 and 1993, respectively.

                                USE OF PROCEEDS

     Except as otherwise provided in the Prospectus Supplement, the net proceeds from the sale of the Preferred Stock will be used for general corporate purposes, which may include redemption of the Company's Existing Preferred Stock, which may be redeemed on or after December 15, 1998.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     The authorized capital stock of the Company consists of 150 million shares of Class A Common Stock, 50 million shares of Class B Convertible Common Stock, par value $.01 per share (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"), and 10 million shares of Preferred Stock. The Board of Directors of the Company has the power, without further action by the stockholders unless action is required by applicable laws or regulations or by the terms of outstanding Preferred Stock, to issue Preferred Stock in one or more series and to fix the voting rights, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions applicable thereto.

     The rights of holders of the Preferred Stock offered hereby (the "Offered Preferred Stock") will be subject to, and may be adversely affected by, the rights of holders of any shares of Preferred Stock that may be issued in the future. The Board of Directors may cause shares of Preferred Stock to be issued in public or private transactions for any proper corporate purpose, which may include issuance to obtain additional financing in connection with acquisitions or otherwise, and issuance to officers, directors and employees of the Company and its subsidiaries pursuant to benefit plans or otherwise. Shares of Preferred Stock issued by the Company may have the effect, under certain circumstances, alone or in combination with certain other provisions of the Company's Restated Certificate of Incorporation dated June 24, 1997, as amended (the "Certificate of Incorporation"), described below, of rendering more difficult or discouraging an acquisition of the Company deemed undesirable by the Board of Directors of the Company.

     At May 26, 1998, the Company had 23,397,471 shares of Class A Common Stock and no shares of Class B Common Stock outstanding. The Company also had outstanding on such date 2,000,000 shares of Preferred Stock designated as the Existing Preferred Stock. The following summary does not purport to be complete and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Company's Certificate of Incorporation and the Company's By-laws (the "By-laws") and to the applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL").

OFFERED PREFERRED STOCK

     The following description of the terms of the Offered Preferred Stock sets forth certain general terms and provisions of the Offered Preferred Stock to which any Prospectus Supplement may relate. Certain other terms of any series of Offered Preferred Stock offered by any Prospectus Supplement will be specified in the applicable Prospectus Supplement. If so specified in the applicable Prospectus Supplement, the terms of any series of Offered Preferred Stock may differ from the terms set forth below. The description of the terms of the Offered Preferred Stock set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Certificate of Designations relating to the applicable series of Offered Preferred Stock (the "Certificate of Designations"), which Certificate of Designations will be filed as an exhibit to or incorporated by reference in the Registration Statement of which this Prospectus forms a part.

     Under the Certificate of Incorporation, the Company's Board of Directors is authorized, without further stockholder action, to issue any or all the authorized Preferred Stock from time to time in one or more series, and for such consideration, and with such voting powers (not to exceed one vote per share) as the Board may determine and to determine the designations, preferences and relative participating, optional or other special rights, and qualifications, limitations, or restrictions thereon, as shall be stated and expressed in the resolution or resolutions providing for the issue thereof adopted by the Board of Directors of the Company and as are not stated and expressed in the Certificate of Incorporation. Prior to the issuance of each series of Preferred Stock, the Board of Directors of the Company will adopt resolutions creating and designating such series as a series of Preferred Stock and such resolutions will be filed in the Certificate of Designations as an amendment to the Certificate of Incorporation. As used herein the term "Board of Directors of the Company" means the Board of Directors of the Company and includes any duly authorized committee thereof. Stockholders do not have any preemptive rights with respect to any of the presently authorized but unissued shares of authorized Preferred Stock. Other than the Existing Preferred Stock described below, as of the date of this Prospectus, the Board of Directors of the Company has not authorized any series of Preferred Stock and there are no agreements or understandings for the issuance of any shares of Preferred Stock.

     As described under "Depositary Shares" below, the Company may, at its option, elect to offer Depositary Shares evidenced by depositary receipts, each representing a fraction (to be specified in the Prospectus Supplement relating to the particular series of Offered Preferred Stock) of a share of the particular series of Offered Preferred Stock issued and deposited with a depositary, in lieu of offering full shares of such series of Offered Preferred Stock. In the event that the Company elects to issue Depositary Shares, subject to the terms of the Deposit Agreement (as defined below), each such Depositary Share will be entitled, in proportion to the applicable fraction of a share of Offered Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Offered Preferred Stock represented thereby (including dividends, voting, redemption and liquidation rights). See "Depositary Shares" below. The statements below concerning Depositary Shares, Depositary Receipts (as defined below) and the Deposit Agreement do not purport to be complete and are qualified in their entirety by reference to the forms of such documents, which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

  General

     The Offered Preferred Stock shall have the dividend, liquidation, redemption, voting and conversion or exchange rights set forth below unless otherwise specified in the applicable Prospectus Supplement. Reference is made to the Prospectus Supplement relating to the particular series of Offered Preferred Stock offered thereby for specific terms, including: (i) the designation, stated value and liquidation preference of such Offered Preferred Stock and the number of shares offered; (ii) the initial public offering price at which such shares will be issued; (iii) the dividend rate or rates (or method of calculation), the dividend periods, the date on which dividends shall be payable and whether such dividends shall be cumulative or noncumulative and, if cumulative, the dates from which dividends shall commence to cumulate; (iv) any redemption or sinking fund provisions; (v) any conversion or exchange provisions; and (vi) any additional dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions of such Offered Preferred Stock.

     The Offered Preferred Stock will, when issued against payment therefor, be fully paid and nonassessable. Unless otherwise specified in the applicable Prospectus Supplement, the shares of each series of Offered Preferred Stock will upon issuance rank on a parity in all respects with the outstanding shares of Preferred Stock of the Company. Holders of the Preferred Stock will have no preemptive rights to subscribe for any additional securities which may be issued by the Company. Unless otherwise specified in the applicable Prospectus Supplement, ChaseMellon Shareholder Services LLC (or its successors or assigns) will be the transfer agent and registrar for the Offered Preferred Stock.

  Dividends

     The holders of the Offered Preferred Stock will be entitled to receive, when and as declared by the Board of Directors of the Company, out of funds legally available therefor, dividends at such rates and on such dates as will be specified in the applicable Prospectus Supplement. Such rates may be fixed or variable or both. If variable, the formula used for determining the dividend rate for each dividend period will be specified in the applicable Prospectus Supplement. Dividends will be payable to the holders of record as they appear on the stock books of the Company on such record dates as will be fixed by the Board of Directors of the Company. Dividends may be paid in the form of cash, Preferred Stock (of the same or a different series) or Common Stock of the Company, in each case as specified in the applicable Prospectus Supplement.

     Dividends on any series of Offered Preferred Stock may be cumulative or noncumulative, as specified in the applicable Prospectus Supplement. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any Offered Preferred Stock for which dividends are noncumulative ("Noncumulative Offered Preferred Stock"), then the holders of such Offered Preferred Stock will have no right to receive a dividend in respect of the dividend period relating to such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such Offered Preferred Stock are declared or paid on any future dividend payment dates.

     The Company shall not declare or pay or set apart for payment any dividends on any series of its Preferred Stock ranking, as to dividends, on a parity with or junior to the outstanding Offered Preferred Stock of any series unless (i) if such Offered Preferred Stock has a cumulative dividend ("Cumulative Offered Preferred Stock"), full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment on such Offered Preferred Stock for all dividend periods terminating on or prior to the date of payment of any such dividends on such other series of Preferred Stock of the Company, or (ii) if such Offered Preferred Stock is Noncumulative Offered Preferred Stock, full dividends for the then-current dividend period on such Offered Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment. When dividends are not paid in full upon Offered Preferred Stock of any series and any other shares of preferred stock of the Company ranking on a parity as to dividends with such Offered Preferred Stock, all dividends declared upon such Offered Preferred Stock and any other Preferred Stock of the Company ranking on a parity as to dividends with such Offered Preferred Stock shall be declared pro rata so that the amount of dividends declared per share on such Offered Preferred Stock and such other shares shall in all cases bear to each other the same ratio that the accrued dividends per share on such Offered Preferred Stock (which shall not, if such Offered Preferred Stock is Noncumulative Offered Preferred Stock, include any accumulation in respect of unpaid dividends for prior dividend periods) and such other Preferred Stock bear to each other. Except as set forth in the preceding sentence, unless full dividends on the outstanding Cumulative Offered Preferred Stock of any series have been declared and paid or set apart for payment for all past dividend periods and full dividends for the then-current dividend period on the outstanding Noncumulative Offered Preferred Stock of any series have been declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment, no dividends (other than in Common Stock of the Company or other shares of the Company ranking junior to such Offered Preferred Stock as to dividends and upon liquidation) shall be declared or paid or set aside for payment, nor shall any other distribution be made, on the Common Stock of the Company or on any other shares of the Company ranking junior to or on a parity with such Offered Preferred Stock as to dividends or upon liquidation. Unless full dividends on the Cumulative Offered Preferred Stock of any series have been declared and paid or set apart for payment for all past dividend periods and full dividends for the then-current dividend period on the Noncumulative Offered Preferred Stock of any series have been declared and paid or declared and a sum sufficient for the payment thereof set apart for such payment, no Common Stock or any other shares of the Company ranking junior to or on a parity with such Offered Preferred Stock as to dividends or upon liquidation shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid or made available for a sinking fund for the redemption of any such shares) by the Company or any subsidiary of the Company except by conversion into or exchange for shares of the Company ranking junior to such Offered Preferred Stock as to dividends and upon liquidation.

     The ability of the Company, as a holding company, to pay dividends on the Offered Preferred Stock will be dependent upon, among other factors, the Company's earnings, financial condition and cash requirements at the time such payment is considered and the payment to it of dividends or principal and interest by, or the availability of other funds from, its subsidiaries. The Company's assets consist primarily of the capital stock of Integrity Holdings, Inc., which owns Integrity Life Insurance Company ("Integrity") and National Integrity Life Insurance Company ("National Integrity" and, together with Integrity, the "Integrity Companies") (domiciled in the States of Ohio and New York, respectively), SBM Certificate Company and ARM Securities Corporation. The ability of the Integrity Companies to pay dividends to the Company is subject, among other things, to regulatory restrictions of their respective states of domicile and will depend on their statutory surplus and earnings. Because National Integrity is a subsidiary of Integrity, dividend payments by National Integrity to Integrity must be made in compliance with New York standards, and the ability of Integrity to pass those dividends on to the Company is subject to compliance with Ohio standards. From time to time, the National Association of Insurance Commissioners and various state insurance regulators have considered, and may in the future consider, proposals to further restrict dividend payments that may be made by an insurance company without regulatory approval.

  Redemption

     Offered Preferred Stock may be redeemable, in whole or in part, at the option of the Company, out of funds legally available therefor, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the times and at the redemption prices specified in the applicable Prospectus Supplement and subject to the rights of holders of other securities of the Company. Offered Preferred Stock redeemed by the Company will be restored to the status of authorized but unissued shares of Preferred Stock.

     The Prospectus Supplement relating to a series of Offered Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Offered Preferred Stock that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Offered Preferred Stock is Noncumulative Offered Preferred Stock, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement.

     If fewer than all the outstanding shares of Offered Preferred Stock of any series are to be redeemed, the number of shares to be redeemed will be determined by the Board of Directors of the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held by such holders (with adjustments to avoid redemption of fractional shares) or by lot in a manner determined by the Board of Directors of the Company.

     Notwithstanding the foregoing, if any dividends, including any accumulation, on Cumulative Offered Preferred Stock of any series are in arrears, no Offered Preferred Stock of such series shall be redeemed unless all outstanding Preferred Stock of such series is simultaneously redeemed, and the Company shall not purchase or otherwise acquire any Offered Preferred Stock of such series; provided, however, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series pursuant to a purchase or exchange offer provided such offer is made on the same terms to all holders of the Offered Preferred Stock of such series.

     Notice of redemption shall be given by mailing the same to each record holder of the Offered Preferred Stock to be redeemed, not less than 30 nor more than 60 days prior to the date fixed for redemption thereof, at the address of such holder as the same shall appear on the stock books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Offered Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Offered Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion or exchange rights, if any, as to such shares, shall terminate. If fewer than all the shares of Offered Preferred Stock of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Offered Preferred Stock to be redeemed from each such holder.

     If notice of redemption of any shares of Offered Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company, separate and apart from its other funds, in trust for the pro rata benefit of the holders of any shares of Offered Preferred Stock so called for redemption, from and after the redemption date for such shares, dividends on such shares shall cease to accrue and such shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the Company (except the right to receive the redemption price) shall cease. If fewer than all the shares represented by any such certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without cost to the holder thereof.

  Conversion or Exchange Rights

     The Prospectus Supplement relating to a series of Offered Preferred Stock that is convertible or exchangeable will state the terms on which shares of such series are convertible or exchangeable into Common Stock of the Company or another series of Preferred Stock.

  Rights Upon Liquidation

     In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the holders of Offered Preferred Stock shall be entitled to receive out of the assets of the Company available for distribution to stockholders, before any distribution of assets is made to holders of Common Stock or any other class or series of shares ranking junior to such Offered Preferred Stock upon liquidation, liquidating distributions in the amount of the liquidation preference of such Offered Preferred Stock plus accrued and unpaid dividends (which shall not, if such Offered Preferred Stock is Noncumulative Offered Preferred Stock, include any accumulation in respect of unpaid dividends for prior dividend periods). If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts payable with respect to Offered Preferred Stock of any series and any other shares of the Company ranking as to any such distribution on a parity with such Offered Preferred Stock are not paid in full, the holders of such Offered Preferred Stock and of such other shares will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment of the full amount of the liquidating distribution to which they are entitled, the holders of Offered Preferred Stock of any series will not be entitled to any further participation in any distribution of assets by the Company.

     Substantially all of the assets of the Company are owned by its subsidiaries. Therefore, the Company's rights and the rights of its creditors and preferred stockholders to participate in the assets of any subsidiary upon such subsidiary's liquidation or recapitalization will be subject to (or effectively subordinated to) the prior claims of such subsidiary's creditors (if any) and policyholders and to the rights and preferences of such subsidiary's preferred stockholders (if any), except to the extent that the Company may itself be a creditor with recognized claims against the subsidiary or a holder of preferred stock of such subsidiary.

  Voting Rights

     Except as indicated below or in the applicable Prospectus Supplement, or except as expressly required by applicable law, the holders of the Offered Preferred Stock will not be entitled to vote.

     Whenever dividends on any shares of Cumulative Offered Preferred Stock shall be in arrears for six consecutive quarterly periods, the holders of such shares of Cumulative Offered Preferred Stock (voting separately as a class with all other series of cumulative preferred stock upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors of the Company at the next annual meeting of stockholders and at each subsequent meeting until all dividends accumulated on such shares of Cumulative Offered Preferred Stock shall have been fully paid or set aside for payment. In such case, the entire Board of Directors of the Company will be increased by two directors.

     So long as any shares of Offered Preferred Stock remain outstanding, the Company shall not, without the affirmative vote of the holders of at least two-thirds of the votes of the shares of Offered Preferred Stock outstanding at the time, given in person or by proxy, at a meeting (voting separately as one class): (i) authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock ranking prior to the Offered Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding-up, or (ii) amend, alter or repeal the provisions of the Certificate of Incorporation, including the Certificate of Designations relating to the Offered Preferred Stock, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of such shares of Offered Preferred Stock or the holders thereof; provided, however, that any increase in the amount of the authorized Preferred Stock or any outstanding series of Preferred Stock or any other capital stock of the Company, or the creation and issuance of other series of Preferred Stock including the Offered Preferred Stock, or of any other capital stock of the Company, in each case ranking on a parity with or junior to the Offered Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding-up shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of Offered Preferred Stock shall have been redeemed or sufficient funds shall have been deposited in trust to effect such redemption.

DEPOSITARY SHARES

     The description set forth below of certain material provisions of the Deposit Agreement (as defined below) and of the Depositary Shares and Depositary Receipts (as defined below) is subject to and qualified in its entirety by reference to the forms of Deposit Agreement and Depositary Receipt relating to the Offered Preferred Stock, which will be filed or incorporated by reference, as the case may be, as exhibits to the Registration Statement of which this Prospectus forms a part at or prior to the issuance of Depositary Shares. The particular terms of any Depositary Shares, any Depositary Receipts and any Deposit Agreement relating to a particular series of Offered Preferred Stock which vary from the terms set forth below will be set forth in the applicable Prospectus Supplement.

  General

     The Company may, at its option, elect to offer fractional shares of Offered Preferred Stock, rather than full shares of Offered Preferred Stock. In such event, the Company will issue receipts for Depositary Shares, each of which will represent a fraction (to be set forth in the Prospectus Supplement relating to a particular series of Offered Preferred Stock) of a share of a particular series of Offered Preferred Stock as described below.

     The shares of any series of Offered Preferred Stock represented by Depositary Shares will be deposited under a Deposit Agreement (the "Deposit Agreement") between the Company and a bank or trust company selected by the Company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000 (the "Preferred Stock Depositary"). Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, in proportion to the applicable fraction of a share of Offered Preferred Stock represented by such Depositary Share, to all the rights and preferences of the Offered Preferred Stock represented thereby (including dividend, voting, redemption, conversion and liquidation rights).

     The Depositary Shares will be evidenced by depositary receipts issued pursuant to the Deposit Agreement (the "Depositary Receipts"). Depositary Receipts will be distributed to those persons purchasing the fractional shares of Offered Preferred Stock in accordance with the terms of the applicable Prospectus Supplement.

     Pending the preparation of definitive Depositary Receipts, the Preferred Stock Depositary may, upon the written order of the Company or any holder of deposited Offered Preferred Stock, execute and deliver temporary Depositary Receipts which are substantially identical to, and entitle the holders thereof to all the rights pertaining to, the definitive Depositary Receipts. Depositary Receipts will be prepared thereafter without unreasonable delay, and temporary Depositary Receipts will be exchangeable for definitive Depositary Receipts.

  Dividends and Other Distributions

     The Preferred Stock Depositary will distribute all cash dividends or other cash distributions received in respect of the deposited Offered Preferred Stock to the record holders of Depositary Shares relating to such Offered Preferred Stock in proportion to the number of such Depositary Shares owned by such holders.

     In the event of a distribution other than in cash, the Preferred Stock Depositary will distribute property received by it to the record holders of Depositary Shares entitled thereto. If the Preferred Stock Depositary determines that it is not feasible to make such distribution, it may, with the approval of the Company, sell such property and distribute the net proceeds from such sale to such holders.

  Redemption of Preferred Stock

     If a series of Offered Preferred Stock represented by Depositary Shares is to be redeemed, the Depositary Shares will be redeemed from the proceeds received by the Preferred Stock Depositary resulting from the redemption, in whole or in part, of such series of Offered Preferred Stock held by the Preferred Stock Depositary. The Depositary Shares will be redeemed by the Preferred Stock Depositary at a price per Depositary Share equal to the applicable fraction of the redemption price per share payable in respect of the shares of Preferred Stock so redeemed. Whenever the Company redeems shares of Offered Preferred Stock held by the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same date the number of Depositary Shares representing shares of Offered Preferred Stock so redeemed. If fewer than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by the Preferred Stock Depositary by lot or pro rata or by any other equitable method as may be determined by the Preferred Stock Depositary.

  Withdrawal of Preferred Stock

     Any holder of Depositary Shares may, upon surrender of the Depositary Receipts at the corporate trust office of the Preferred Stock Depositary (unless the related Depositary Shares have previously been called for redemption), receive the number of whole shares of the related series of Offered Preferred Stock and any money or other property represented by such Depositary Receipts. Holders of Depositary Shares making such withdrawals will be entitled to receive whole shares of Offered Preferred Stock on the basis set forth in the related Prospectus Supplement for such series of Offered Preferred Stock, but holders of such whole shares of Offered Preferred Stock will not thereafter be entitled to deposit such Offered Preferred Stock under the Deposit Agreement or to receive Depositary Receipts therefor. If the Depositary Shares surrendered by the holder in connection with such withdrawal exceed the number of Depositary Shares that represent the number of whole shares of Offered Preferred Stock to be withdrawn, the Preferred Stock Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

  Voting Deposited Offered Preferred Stock

     Upon receipt of notice of any meeting at which the holders of any series of deposited Offered Preferred Stock are entitled to vote, the Preferred Stock Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Shares relating to such series of Offered Preferred Stock. Each record holder of such Depositary Shares on the record date (which will be the same date as the record date for the relevant series of Offered Preferred Stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the amount of the Offered Preferred Stock represented by such holder's Depositary Shares. The Preferred Stock Depositary will endeavor, insofar as practicable, to vote the amount of such series of Offered Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable actions that may be deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will vote all shares of any series of Offered Preferred Stock held by it proportionately with instructions received, to the extent it does not receive specific instructions from the holders of Depositary Shares representing such series of Offered Preferred Stock.

  Amendment and Termination of the Deposit Agreement

     The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Preferred Stock Depositary. However, any amendment that imposes additional charges or materially and adversely alters any substantial existing right of the holders of Depositary Shares will not be effective unless such amendment has been approved by the holders of at least a majority of the affected Depositary Shares then outstanding. Every holder of an outstanding Depositary Receipt at the time any such amendment becomes effective, or any transferee of such holder, shall be deemed, by continuing to hold such Depositary Receipt, or by reason of the acquisition thereof, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby. The Deposit Agreement automatically terminates if (i) all outstanding Depositary Shares have been redeemed; or (ii) each share of Offered Preferred Stock has been converted into or exchanged for Common Stock; or (iii) there has been a final distribution in respect of the Offered Preferred Stock in connection with any liquidation, dissolution or winding-up of the Company and such distribution has been distributed to the holders of Depositary Shares. The Deposit Agreement may be terminated by the Company at any time and the Preferred Stock Depositary will provide notice of such termination to the record holders of all outstanding Depositary Receipts not less than 30 days prior to the termination date, in which event the Preferred Stock Depositary will deliver or make available for delivery to holders of Depositary Shares, upon surrender of such Depositary Shares, the number of whole or fractional shares of the related series of Offered Preferred Stock as are represented by such Depositary Shares.

  Charges of Depositary; Taxes and Other Governmental Charges

     The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay all charges of the Preferred Stock Depositary in connection with the initial deposit of the relevant series of Offered Preferred Stock and any redemption of such Offered Preferred Stock. Holders of Depositary Receipts will pay other transfer and other taxes and governmental charges and such other charges or expenses as are expressly provided in the Deposit Agreement to be for their accounts.

  Resignation and Removal of Depositary

     The Preferred Stock Depositary may resign at any time by delivering to the Company notice of its intent to do so, and the Company may at any time remove the Preferred Stock Depositary, any such resignation or removal to take effect upon the appointment of a successor Preferred Stock Depositary and its acceptance of such appointment. Such successor Preferred Stock Depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

  Miscellaneous

     The Preferred Stock Depositary will forward all reports and communications from the Company which are delivered to the Preferred Stock Depositary and which the Company is required to furnish to the holders of the deposited Preferred Stock.

     Neither the Preferred Stock Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstances beyond its control from performing its obligations under the Deposit Agreement. The obligations of the Company and the Preferred Stock Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares, Depositary Receipts or shares of Preferred Stock unless satisfactory indemnity is furnished. The Company and the Preferred Stock Depositary may rely upon written advice of counsel or accountants, or upon information provided by holders of Depositary Receipts or other persons believed to be competent and on documents believed to be genuine.

EXISTING PREFERRED STOCK

  General

     The Company has designated 2,300,000 authorized shares of Preferred Stock as the Existing Preferred Stock and has issued 2,000,000 of such shares. The Existing Preferred Stock of the Company is traded on the American Stock Exchange under the symbol ARM Pr. The following description of the Existing Preferred Stock is qualified in its entirety by reference to the Company's Certificate of Incorporation and the Certificate of Designations, Preferences and Rights relating to the Existing Preferred Stock (the "Existing Certificate of Designations"), which is filed with the Secretary of State of the State of Delaware and incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part.

     Holders of the Existing Preferred Stock do not have, by virtue of such ownership, any preemptive rights with respect to any shares of capital stock of the Company or any other securities of the Company convertible into or carrying rights or options to purchase any such shares. The Existing Preferred Stock has a perpetual maturity and is not subject to any sinking fund or other obligation of the Company to redeem or retire the Existing Preferred Stock.

  Dividends

     Holders of shares of the Existing Preferred Stock are entitled to receive, when, as and if declared by the Board of Directors of the Company, cash dividends at a rate of 9 1/2% per annum per share, payable quarterly on the fifteenth day of March, June, September and December of each year, or, if such date is not a business day, on the next succeeding business day. Dividends are cumulative, accrue from the date of original issue and are payable to holders of record of the Existing Preferred Stock as they appear on the books of the Company on such respective dates, not exceeding 60 days preceding such dividend payment date, as may be fixed by the Board of Directors of the Company in advance of the payment of each particular dividend. Dividends on the Existing Preferred Stock accrue whether or not the Company has earnings, whether or not there are funds legally available for the payment of such dividends and whether or not such dividends are declared and will accumulate to the extent they are not paid on the dividend payment date for the quarter for which they accrue. All dividends paid with respect to shares of Existing Preferred Stock are paid pro rata to the holders entitled thereto. Accruals of dividends do not bear interest.

     The Existing Preferred Stock ranks prior to the Common Stock of the Company. Before any dividends (other than dividends payable in Common Stock) on any class or series of stock of the Company ranking junior to the Existing Preferred Stock as to dividends or upon liquidation shall be declared or paid or set apart for payment, the holders of shares of the Existing Preferred Stock are entitled to receive full cumulative cash dividends, but only when and as declared by the Board of Directors, at the annual rate set forth above. When dividends are not paid in full upon the Existing Preferred Stock, any dividends declared or paid upon shares of Existing Preferred Stock and any class or series of stock ranking on a parity with the Existing Preferred Stock ("Dividend Parity Stock") shall be declared or paid, as the case may be, pro rata so that the amount of dividends declared or paid, as the case may be, per share on the Existing Preferred Stock and such Dividend Parity Stock in all cases bear to each other the same ratio that accumulated and unpaid dividends per share on the shares of Existing Preferred Stock and such Dividend Parity Stock bear to each other. Unless full accumulated dividends on all outstanding shares of the Existing Preferred Stock have been paid, the Company may not declare or pay or set apart for payment any dividends or make any distribution in cash or other property on, or redeem, purchase or otherwise acquire, any other class or series of stock ranking junior to the Existing Preferred Stock either as to dividends or upon liquidation.

     The amount of dividends payable per share for each full quarterly dividend period is computed by dividing the 9 1/2% annual rate by four and multiplying the resulting rate by $25. The amount of dividends payable for the initial dividend period or any period shorter than a full dividend period is computed on the basis of a 360-day year of twelve 30-day months.

  Optional Redemption

     The shares of Existing Preferred Stock may not be redeemed prior to December 15, 1998. On or after December 15, 1998, the Company may, at its option, redeem all or a part of the shares of Existing Preferred Stock at any time and from time to time, upon at least 30 but not more than 60 days' notice, at a redemption price of $25 per share, plus an amount equal to all accrued and unpaid dividends and distributions thereon (the "redemption price"), whether or not declared, to the date fixed for redemption.

     The Company shall, on or prior to the date fixed for redemption, but not earlier than 45 days prior to the redemption date, deposit with its transfer agent or other redemption agent, as a trust fund, a sum sufficient to redeem the shares called for redemption, with irrevocable instructions and authority to such agent to give or complete the required notice of redemption and to pay the holders of such shares the redemption price upon surrender of their certificates. Such deposit shall be deemed to constitute full payment of such shares to their holders and from and after the date of such deposit, notwithstanding that any certificates for such shares shall not have been surrendered for cancellation, the shares represented thereby shall no longer be deemed outstanding, the right to receive dividends and distributions shall cease to accrue from and after the redemption date, and all rights of the holders of the Existing Preferred Stock called for redemption as stockholders of the Company will cease and terminate, except the right to receive the redemption price, without interest, upon the surrender of their respective certificates.

     Unless full accumulated dividends on all outstanding shares of the Existing Preferred Stock shall have been or contemporaneously are declared and paid or set apart for payment for all past dividend periods, the Existing Preferred Stock may not be redeemed unless all the outstanding Existing Preferred Stock is redeemed and neither the Company nor any subsidiary may purchase any shares of the Existing Preferred Stock otherwise than pursuant to a purchase offer made on the same terms to all holders of Existing Preferred Stock, provided that the Company may complete the purchase or redemption of shares of Existing Preferred Stock for which a purchase contract was entered into, or notice of redemption of which was initially given, prior to any time at which the Company becomes in arrears with respect to any dividends.

     Notice of redemption shall be mailed to each holder of Existing Preferred Stock to be redeemed at the address shown on the books of the Company not fewer than 30 days nor more than 60 days prior to the redemption date. If less than all of the outstanding shares of Existing Preferred Stock are to be redeemed, the Company will select the shares to be redeemed by lot, pro rata (as nearly as may be practicable), or in such other equitable manner as the Board of Directors may determine.

  Voting Rights

     Except as indicated herein or provided by law, the holders of Existing Preferred Stock are not entitled to vote.

     Whenever dividends on the Existing Preferred Stock are in arrears for at least six quarterly dividends, whether or not consecutive, the holders of Existing Preferred Stock (voting as a class with all other series of authorized Preferred Stock ranking on a parity with the Existing Preferred Stock either as to dividends or upon liquidation and upon which like voting rights have been conferred and are exercisable) will be entitled to vote for the election of two additional directors on the terms set forth below until, in the case of the Existing Preferred Stock, all past dividends in arrears on the Existing Preferred Stock shall have been paid in full. Holders of all such series of authorized Preferred Stock which are granted such voting rights (none of which is currently outstanding), together with the Existing Preferred Stock, will vote as a single class. In such case, the Board of Directors of the Company will be increased by two directors, and the holders of all such series of authorized Preferred Stock, together with the holders of Existing Preferred Stock, will have the exclusive right as a class, as outlined above, to elect two directors (the "Additional Directors") at the next annual meeting of stockholders or at a special meeting of holders of all such series of authorized Preferred Stock and the Existing Preferred Stock. At any time when such voting rights shall have vested, a proper officer of the Company shall, upon written request of holders of record of 10% of the shares of Existing Preferred Stock then outstanding, call a special meeting of holders of all such series of authorized Preferred Stock and the Existing Preferred Stock for the purpose of such election. For purposes of the foregoing, each share of Existing Preferred Stock shall have one vote per share, except that when any other series of authorized Preferred Stock shall have the right to vote with the Preferred Stock as a single class on any matter, then the Preferred Stock and such other series of authorized Preferred Stock shall have with respect to such matters one vote per $25 of stated liquidation preference. Upon termination of the right of the holders of all such series of authorized Preferred Stock to vote for directors, the term of office of all directors then in office elected by all such series of authorized Preferred Stock voting as a class shall terminate. For so long as the holders of all such series of authorized Preferred Stock shall have the right to vote for directors, any vacancy in the office of an Additional Director may be filled (except in the case of the removal of an Additional Director) by a person appointed by the remaining Additional Director. In the case of the removal of an Additional Director, or, if there is no remaining Additional Director, the vacancy may be filled by a person elected by the holders of all such series of authorized Preferred Stock.

     The affirmative vote or consent of the holders of at least two-thirds of the outstanding shares of the Existing Preferred Stock, voting as a class, will be required to (i) authorize, create or issue, or increase the authorized or issued amount of shares of, any class or series of stock ranking prior to the Existing Preferred Stock, either as to dividends or upon liquidation, or (ii) amend, alter or repeal (whether by merger, consolidation or otherwise) any provision of the Certificate of Incorporation or of the Certificate of Designations so as to materially and adversely affect the preferences, special rights or powers of the Preferred Stock; provided, however, that any increase in the authorized Preferred Stock or the creation and issuance of any other series of authorized Preferred Stock ranking on a parity with or junior to the Existing Preferred Stock shall not be deemed to materially and adversely affect such preferences, special rights or powers.

     Except as set forth above or as required by law, the holders of Existing Preferred Stock will not be entitled to vote on any merger or consolidation involving the Company or a sale of all or substantially all of the assets of the Company.

  Liquidation Rights

     In the event of any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, before any payment or distribution of the assets of the Company or proceeds thereof (whether capital or surplus) shall be made to or set apart for the holders of any class or series of stock of the Company ranking junior to the Existing Preferred Stock upon liquidation, holders of the Existing Preferred Stock shall be entitled to receive $25 per share (the "stated liquidation preference"), plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid to the date of final distribution (together with the stated liquidation preference, the "preferential amount"), but such holders shall not be entitled to any further payment. If, upon any liquidation, dissolution or winding-up of the Company the assets of the Company, or proceeds thereof, distributable among the holders of shares of Preferred Stock and any other class or series of stock ranking on a parity with the Preferred Stock as to payments upon liquidation, dissolution or winding-up shall be insufficient to pay in full the preferential amount payable on all such shares of stock, then such assets, or the proceeds thereof, shall be distributed among such holders ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. The voluntary sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Company to, or a consolidation or merger of the Company with or into, one or more other corporations (whether or not the Company is the corporation surviving such consolidation or merger) will not be deemed to be a liquidation, dissolution or winding-up, voluntary or involuntary.

  Transfer Agent

     The transfer agent, dividend disbursing agent and registrar for the Existing Preferred Stock is ChaseMellon Shareholder Services LLC.

COMMON STOCK

  General

     At May 26, 1998, the Company had 23,397,471 shares of Class A Common Stock and no shares of Class B Common Stock outstanding.

  Class A Common Stock and Class B Common Stock

     Holders of Class A Common Stock are entitled to one vote for each share of Class A Common Stock on each matter submitted to a vote of stockholders, including the election of directors. Holders of Class A Common Stock are not entitled to cumulative voting. Shares of Class A Common Stock have no preemptive or other subscription rights and were, until May 13, 1998, convertible by the Morgan Stanley Stockholders into an equal number of shares of Class B Common Stock.

     Holders of Class B Common Stock have no right to vote on matters submitted to a vote of stockholders, except (i) as otherwise required by law; and (ii) that the holders of Class B Common Stock shall have the right to vote as a class on any amendment, repeal or modification to the Certificate of Incorporation that adversely affects the powers, preferences or special rights of the holders of the Class B Common Stock. Shares of Class B Common Stock have no preemptive or other subscription rights and are convertible into an equal number of shares of Class A Common Stock (x) at the option of the holder thereof to the extent that, following such conversion, the Morgan Stanley Stockholders will not, in the aggregate, own more than 49% of the outstanding shares of Class A Common Stock; and (y) automatically upon the transfer of such shares by any Morgan Stanley Stockholder to a person that is not a Morgan Stanley Stockholder or an affiliate of a Morgan Stanley Stockholder.

     The Morgan Stanley Stockholders sold their interests in the Company on May 13, 1998. Accordingly, the shares of Class A Common Stock are no longer convertible into shares of Class B Common Stock, there are no shares of Class B Common Stock outstanding and the Certificate of Incorporation does not authorize the issuance of any additional shares of Class B Common Stock.

  Dividends

     All holders of Common Stock are entitled to receive such dividends or other distributions, if any, as may be declared from time to time by the Board of Directors in its discretion out of funds legally available therefor, subject to the prior rights of any Preferred Stock then outstanding, and to share equally, share for share, in such dividends or other distributions as if all shares of Common Stock were a single class. Dividends or other distributions declared or paid in shares of Common Stock, or options, warrants or rights to acquire such stock or securities convertible into or exchangeable for shares of such stock, are payable to all of the holders of Common Stock ratably according to the number of shares held by them, in shares of Class A Common Stock to holders of that class of stock and in shares of Class B Common Stock to holders of that class of stock. Delaware law generally requires that dividends be paid only out of the Company's surplus or current net profits in accordance with the DGCL.

  Liquidation

     Subject to the rights of any holders of Preferred Stock outstanding, upon the dissolution, liquidation or winding-up of the Company, the holders of Common Stock are entitled to share equally and ratably in the assets available for distribution after payments are made to the Company's creditors.

  Full Payment and Nonassessability

     All of the outstanding shares of Common Stock are fully paid and nonassessable.

  Listing

     The Class A Common Stock is listed on the New York Stock Exchange under the symbol "ARM."

  Registrar and Transfer Agent

     ChaseMellon Shareholder Services LLC is the registrar and transfer agent for the Common Stock.

CERTIFICATE OF INCORPORATION AND BY-LAWS

     Stockholders' rights and related matters are governed by the DGCL, the Certificate of Incorporation and the By-laws. Certain provisions of the Certificate of Incorporation and By-laws, which are summarized below, may have the effect, either alone or in combination with each other, of discouraging or making more difficult a tender offer or takeover attempt that is opposed by the Company's Board of Directors but that a stockholder might consider to be in its best interest. Such provisions may also adversely affect prevailing market prices for the Offered Preferred Stock.

  Classified Board of Directors and Related Provisions

     The Certificate of Incorporation provides for the classification of the Board of Directors into three classes with each class of directors serving staggered three-year terms. The term of the initial Class I directors will terminate on the date of the 1998 annual meeting of stockholders; the term of the initial Class II directors will terminate on the date of the 1999 annual meeting of stockholders; and the term of the initial Class III directors shall terminate on the date of the 2000 annual meeting of stockholders. At each annual meeting of stockholders beginning in 1998, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term. Accordingly, approximately one-third of the Company's Board of Directors will be elected each year. In addition, subject to certain limited exceptions, if the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class as nearly equal as possible, and any additional director of any class elected to fill a vacancy resulting from an increase in such class shall hold office for a term that shall coincide with the remaining term of that class, but in no case will a decrease in the number of directors shorten the term of any incumbent director. Subject to the rights of holders of any outstanding preferred stock issued by the Company, vacancies on the Board of Directors may be filled only by the Board of Directors, the stockholders acting at an annual meeting or, if the vacancy is with respect to a director elected by a voting group, by action of any other directors elected by such voting group or such voting group.

     The Certificate of Incorporation also provides that, subject to the rights of holders of any preferred stock then outstanding and any requirements of law, directors may be removed only for cause.

  Action by Written Consent; Special Meeting

     Any action required or permitted to be taken at an annual or special meeting of stockholders will not be permitted to be taken by written consent in lieu of a meeting of stockholders, and, thus, stockholders will only be permitted to take action at an annual or special meeting called in accordance with the By-laws. The Certificate of Incorporation and By-laws provide that special meetings of stockholders may only be called by the Chief Executive Officer of the Company or by a majority of the Board of Directors. Special meetings may not be called by the stockholders.

  Advance Notice Requirements for Stockholder Proposals and Director Nominations

     The Certificate of Incorporation and By-laws establish advance notice procedures with regard to stockholder proposals and the nomination, other than by or at the direction of the Board of Directors or a committee thereof, of candidates for election as directors. These procedures provide that the notice of stockholder proposals and stockholder nominations for the election of directors at an annual meeting must be in writing and received by the Secretary of the Company not less than 60 days nor more than 90 days prior to the anniversary date of the previous year's annual meeting or, if the date of the annual meeting is not within 30 days before or after the anniversary date of the previous year's annual meeting, not later than the close of business on the tenth day following the day on which notice of the date of such meeting was mailed or public disclosure of the date of the meeting of stockholders was made, whichever first occurs. The notice of stockholder nominations must set forth certain information with respect to the stockholder giving the notice and with respect to each nominee.

  Indemnification

     The Certificate of Incorporation and By-laws provide that the Company shall advance expenses to and indemnify each director and officer of the Company to the fullest extent permitted by law.

  Amendments

     Stockholders may adopt, alter, amend or repeal provisions of the By-laws only by vote of the holders of 80% or more of the outstanding Common Stock and any other voting securities. In addition, the affirmative vote of the holders of 80% or more of the outstanding Common Stock and any other voting securities is required to amend certain provisions of the Certificate of Incorporation, including filling vacancies on the

Board of Directors, removal of directors only for cause, prohibiting stockholder action by written consent, prohibiting the calling of special meetings by stockholders, approval of amendments to the By-laws and the provisions referred to above relating to the classification of the Company's Board of Directors.

LIMITATIONS ON DIRECTORS' LIABILITY

     The Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability:
(i) for any breach of the director's duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) in respect of certain unlawful dividend payments or stock redemptions or purchases or (iv) for any transaction from which the director derived an improper personal benefit. The effect of these provisions is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. These provisions do not limit the liability of directors under federal securities laws and do not affect the availability of equitable remedies such as an injunction or rescission based upon a director's breach of his duty of care.

SECTION 203 OF THE DELAWARE GENERAL CORPORATION LAW

     Section 203 of the DGCL prohibits certain transactions between a Delaware corporation and an "interested stockholder," which is defined as a person who, together with any affiliates and/or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision prohibits certain business combinations (defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value of 10% or more of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation) between an interested stockholder and a corporation for a period of three years after the date the interested stockholder acquired its stock, unless: (i) the business combination is approved by the corporation's board of directors prior to the date the interested stockholder acquired shares; (ii) the interested stockholder acquired at least 85% of the voting stock of the corporation in the transaction in which it became an interested stockholder or (iii) the business combination is approved by a majority of the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock owned by disinterested stockholders at an annual or special meeting. A Delaware corporation, pursuant to a provision in its certificate of incorporation or by-laws, may elect not to be governed by Section 203 of the DGCL. The Company has not made such an election and, as a result, the Company is subject to the provisions of Section 203 of the DGCL.

                              PLAN OF DISTRIBUTION

     The Company may sell any series of Offered Preferred Stock or Depositary Shares (collectively, the "Offered Securities") in one or more of the following ways from time to time: (i) to or through underwriters or dealers, (ii) directly to purchasers, or (iii) through agents. The Prospectus Supplement with respect to any Offered Securities will set forth (i) the terms of the offering of the Offered Securities, including the name or names of any underwriters, dealers or agents, (ii) the purchase price of the Offered Securities and the proceeds to the Company from such sale, (iii) any underwriting discounts and commissions or agency fees and other items constituting underwriters' or agents' compensation,
(iv) any initial public offering prices, (v) any discounts or concessions allowed or reallowed or paid to dealers and (vi) any securities exchange on which such Offered Securities may be listed. Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

     If underwriters are used in the sale, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The Offered Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. The underwriter or underwriters with respect to a particular underwritten offering of Offered Securities will be named in the Prospectus Supplement relating to such offering and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement relating thereto, the obligations of the underwriters to purchase the Offered Securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the Offered Securities if any are purchased.

     In connection with underwritten offerings of the Offered Securities and in accordance with applicable law and industry practice, underwriters may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of the Offered Securities at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid, or the effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of a security. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. A penalty bid means an arrangement that permits the managing underwriter to reclaim a selling concession from a syndicate member in connection with the offering when Offered Securities originally sold by the syndicate member are purchased in syndicate covering transactions. Such transactions may be effected on a stock exchange, in the over-the-counter market, or otherwise. Underwriters are not required to engage in any of these activities. Any such activities, if commenced, may be discontinued at any time.

     If dealers are utilized in the sale of Offered Securities, the Company will sell such Offered Securities to the dealers as principals. The dealers may then resell such Offered Securities to the public at varying prices to be determined by such dealers at the time of resale. The names of the dealers and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

     Offered Securities may be sold directly by the Company to one or more institutional purchasers, or through agents designated by the Company from time to time, at a fixed price, or prices, which may be changed, or at varying prices determined at time of sale. Any agent involved in the offer or sale of the Offered Securities in respect to which this Prospectus is delivered will be named, and any commissions payable by the Company to such agent will be set forth in the Prospectus Supplement relating thereto. Unless otherwise indicated in the Prospectus Supplement, any such agent will be acting on a best efforts basis for the period of its appointment.

     If so indicated in the Prospectus Supplement, the Company will authorize agents, underwriters or dealers to solicit offers from certain types of institutions to purchase Offered Securities from the Company at the public offering price set forth in the Prospectus Supplement pursuant to delayed delivery contracts (the "Contracts") providing for payment and delivery on a specified date or dates in the future. Such Contracts will not be subject to any conditions except (a) the purchase by an institution of the Offered Securities covered by its Contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject and (b) if the Offered Securities are being sold to underwriters, the Company shall have sold to such underwriters the total principal amount of the Offered Securities less the principal amount thereof covered by the Contracts. The Prospectus Supplement will set forth the commission payable for solicitation of such Contracts.

     Agents, dealers and underwriters may be entitled, under agreements with the Company, to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribution with respect to payments that such agents, dealers or underwriters may be required to make in respect thereof. Agents, dealers and underwriters may be customers of, engage in transactions with, or perform services for the Company in the ordinary course of business.

     Each series of Offered Securities will be a new issue of securities and will have no established trading market. Any underwriters to whom Offered Securities are sold for public offering and sale may make a market in such Offered Securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The Offered Securities may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for the Offered Securities.

     The place and time of delivery of the Preferred Stock are set forth in the Prospectus Supplement.

                                 LEGAL MATTERS

     The validity of the Offered Preferred Stock will be passed upon for the Company by Shearman & Sterling, 599 Lexington Avenue, New York, New York 10022, and, if underwriters are utilized, on behalf of such underwriters by such counsel, which will be named in the Prospectus Supplement, as such underwriters may select.

                                    EXPERTS

     The consolidated financial statements and financial statement schedules for the Company at December 31, 1997 and 1996, and for each of three years in the period ended December 31, 1997, appearing in and/or incorporated by reference into this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein and/or incorporated herein by reference, and are included and/or incorporated by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

            ERISA MATTERS FOR PENSION PLANS AND INSURANCE COMPANIES

     The Offered Preferred Stock may, subject to certain legal restrictions, be purchased and held by an employee benefit plan (a "Plan") subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or an individual retirement account or an employee benefit plan subject to section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"). A fiduciary of a Plan must determine that the purchase and holding of Offered Preferred Stock is consistent with its fiduciary duties under ERISA and does not result in a non-exempt prohibited transaction as defined in section 406 of ERISA or section 4975 of the Code. Employee benefit plans that are governmental plans (as defined in section 3(32) of ERISA) and certain church plans (as defined in section 3(33) of ERISA) are not subject to Title I of ERISA or section 4975 of the Code. The Offered Preferred Stock may, subject to certain legal restrictions, be purchased and held by such plans.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following fees and expenses shall be borne by the Company in connection with this offering. All fees and expenses other than the SEC and listing fees are estimated.

SEC Registration Fee........................................       $22,125
NASD Filing Fee.............................................         8,000
Listing Fee.................................................        29,500
Rating Agency Fees..........................................        75,000
Printing and Engraving Expenses.............................        75,000
Legal Fees and Expenses.....................................       100,000
Accountants' Fees and Expenses..............................        50,000
Blue Sky Qualification Fees and Expenses....................        10,000
Preferred Stock Depositary's Fees and Expenses..............         5,000
Miscellaneous...............................................        50,375
                                                                   -------
          TOTAL.............................................       425,000
                                                                   =======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law provides, in summary, that directors and officers of Delaware corporations are entitled, under certain circumstances, to be indemnified against all expenses and liabilities (including attorneys' fees) incurred by them as a result of suits brought against them in their capacity as a director or officer, if they acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, if they had no reasonable cause to believe their conduct was unlawful; provided that no indemnification may be made against expenses in respect of any claim, issue or matter as to which they shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, they are fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Any such indemnification may be made by the corporation only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct.

     The Restated Certificate of Incorporation of the Registrant (the "Certificate of Incorporation") provides that no director of the Registrant shall be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duty as a director, except for liability:
(i) for any breach of the director's duty of loyalty to the Registrant or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) in respect of certain unlawful dividend payments or stock redemptions or purchases or (iv) for any transaction from which the director derived an improper personal benefit.

     The Certificate of Incorporation and the By-laws of the Registrant provide for indemnification of its directors and officers to the fullest extent permitted by Delaware law, as the same may be amended from time to time. In addition, Morgan Stanley Dean Witter & Co. ("MSDW") indemnifies those directors of the Registrant who are also officers of Morgan Stanley & Co. Incorporated.

     The Underwriting Agreement (Exhibit 1.1 hereto) contains provisions for certain indemnification rights to the directors and officers of the Registrant.

     In addition, the Registrant and MSDW maintain directors' and officers' liability insurance for their respective directors and officers.

ITEM 16. EXHIBITS

NUMBER
ASSIGNED IN
REGULATION S-K,
ITEM 601           DESCRIPTION OF EXHIBIT
---------------    ----------------------
1.1*               Form of underwriting agreement.
2.1                Asset Purchase Agreement, dated as of January 5, 1995, among
                   Kleinwort Benson Investment Management Holdings Ltd.,
                   Kleinwort Benson Investment Management Americas Inc., ARM
                   Financial Group, Inc., and ARM Capital Advisors, Inc.+
2.2                Stock and Asset Purchase Agreement by and between SBM
                   Company and ARM Financial Group, Inc. dated as of February
                   16, 1995.+
2.3                Amended and Restated Stock and Asset Purchase Agreement,
                   dated as of April 7, 1995, by and between SBM Company and
                   ARM Financial Group, Inc.++, amending the Stock and Asset
                   Purchase Agreement, dated as of February 16, 1995.+
2.4                Subscription Agreement dated as of June 12, 1995, among ARM
                   Financial Group, Inc. and New ARM, LLC, Dudley J. Godfrey,
                   Jr. and Edward Powers.+++
4.1                Second Amended and Restated Stockholders Agreement dated as of June 24, 1997, among ARM Financial Group, Inc., The
                   Morgan Stanley Leveraged Equity Fund II, L.P., John Franco,
                   Martin H. Ruby, Oldarm L.P., Morgan Stanley Capital Partners
                   III, L.P., Morgan Stanley Capital Investors, L.P., MSCP III
                   892 Investors, L.P. and New ARM, LLC.++++
4.2**              Form of Certificate of Designation of Offered Preferred
                   Stock.
4.3**              Form of Certificate of Offered Preferred Stock.
4.4**              Form of Deposit Agreement.
5.1**              Opinion of Shearman & Sterling.
12.1*              Computation of Ratio of Earnings to Combined Fixed Charges
                   and Preferred Stock Dividends.
23.1**             Consent of Shearman & Sterling (included in its opinion
                   delivered under Exhibit No. 5.1)
23.2*              Consent of Ernst & Young LLP.
24.1*              Powers of Attorney.

---------------

*          Filed herewith.
**         To be filed by amendment.
+          Incorporated by reference to the Form 10-K filed by the
           Registrant on March 30, 1995.
++         Incorporated by reference to the Form 10-Q filed by the
           Registrant on May 15, 1995.
+++        Incorporated by reference to the Form 10-K filed by the
           Registrant on March 29, 1996.
++++       Incorporated by reference to Amendment No. 3 to the Form S-1
           Registration Statement filed by the Registrant on May 23,
           1997.

ITEM 17.  UNDERTAKINGS

     (a) The undersigned Registrant hereby undertakes:

          (1) to file, during any period in which offers or sales of the securities are being made, a post-effective amendment to this Registration
     Statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information set forth in the Registration Statement.

     Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant for expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (d) The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Louisville, State of Kentucky, on May 29, 1998.

                                          ARM FINANCIAL GROUP, INC.

                                          By:      /s/ MARTIN H. RUBY
                                            ------------------------------------
                                            Name: Martin H. Ruby
                                            Title: Chairman of the Board of
                                                   Directors and Chief Executive
                                                   Officer (Principal Executive
                                                   Officer)

                               POWER OF ATTORNEY

     The undersigned Directors and Officers of ARM Financial Group, Inc. hereby constitute and appoint Martin H. Ruby and Robert H. Scott, and each of them acting singly, as true and lawful attorneys-in-fact for the undersigned, with full power of substitution and resubstitution, for, and in the name, place, and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), any and all amendments (including post-effective amendments) and exhibits to this Registration Statement, any related registration statement and its amendments and exhibits filed pursuant to Rule 462(b) under the Act and any and all applications and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of the securities covered hereby or under any related registration statement or any amendment hereto or thereto, with full power and authority to do and perform each and every act and thing requisite and necessary or desirable, hereby ratifying and confirming all that each of such attorneys-in-fact or its substitute shall lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

                      SIGNATURE                                      TITLE                     DATE
                      ---------                                      -----                     ----

                 /s/ MARTIN H. RUBY                      Chairman of the Board of          May 29, 1998
-----------------------------------------------------      Directors and Chief
                   Martin H. Ruby                          Executive Officer (Principal
                                                           Executive Officer) and
                                                           Director

                /s/ JOHN R. LINDHOLM                     President -- Retail Business      May 29, 1998
-----------------------------------------------------      Division and Director
                  John R. Lindholm

                 /s/ EDWARD L. ZEMAN                     Executive Vice                    May 29, 1998
-----------------------------------------------------      President -- Chief Financial
                   Edward L. Zeman                         Officer (Principal Financial
                                                           Officer)

                  /s/ BARRY G. WARD                      Controller (Principal             May 29, 1998
-----------------------------------------------------      Accounting Officer)
                    Barry G. Ward

             /s/ DUDLEY J. GODFREY, JR.                  Director                          May 29, 1998
-----------------------------------------------------
               Dudley J. Godfrey, Jr.

                /s/ EDWARD D. POWERS                     Director                          May 29, 1998
-----------------------------------------------------
                  Edward D. Powers

                      SIGNATURE                                      TITLE                     DATE
                      ---------                                      -----                     ----

                /s/ COLIN F. RAYMOND                     Director                          May 29, 1998
-----------------------------------------------------
                  Colin F. Raymond

               /s/ IRWIN T. VANDERHOOF                   Director                          May 29, 1998
-----------------------------------------------------
                 Irwin T. Vanderhoof

NUMBER
ASSIGNED IN                                                                      SEQUENTIALLY
REGULATION S-K,                                                                    NUMBERED
ITEM 601                              DESCRIPTION OF EXHIBIT                         PAGE
---------------                       ----------------------                     ------------
1.1*               Form of underwriting agreement.
2.1                Asset Purchase Agreement, dated as of January 5, 1995, among
                   Kleinwort Benson Investment Management Holdings Ltd.,
                   Kleinwort Benson Investment Management Americas Inc., ARM
                   Financial Group, Inc., and ARM Capital Advisors, Inc.+
2.2                Stock and Asset Purchase Agreement by and between SBM
                   Company and ARM Financial Group, Inc. dated as of February
                   16, 1995.+
2.3                Amended and Restated Stock and Asset Purchase Agreement,
                   dated as of April 7, 1995, by and between SBM Company and
                   ARM Financial Group, Inc.++, amending the Stock and Asset
                   Purchase Agreement, dated as of February 16, 1995.+
2.4                Subscription Agreement dated as of June 12, 1995, among ARM
                   Financial Group, Inc. and New ARM, LLC, Dudley J. Godfrey,
                   Jr. and Edward Powers.+++
4.1                Second Amended and Restated Stockholders Agreement dated as of June 24, 1997, among ARM Financial Group, Inc., The
                   Morgan Stanley Leveraged Equity Fund II, L.P., John Franco,
                   Martin H. Ruby, Oldarm L.P., Morgan Stanley Capital Partners
                   III, L.P., Morgan Stanley Capital Investors, L.P., MSCP III
                   892 Investors, L.P. and New ARM, LLC.++++
4.2**              Form of Certificate of Designation of Offered Preferred
                   Stock.
4.3**              Form of Certificate of Offered Preferred Stock.
4.4**              Form of Deposit Agreement.
5.1**              Opinion of Shearman & Sterling.
12.1*              Computation of Ratio of Earnings to Combined Fixed Charges
                   and Preferred Stock Dividends.
23.1**             Consent of Shearman & Sterling (included in its opinion
                   delivered under Exhibit No. 5.1)
23.2*              Consent of Ernst & Young LLP.
24.1*              Powers of Attorney.

---------------

*          Filed herewith.
**         To be filed by amendment.
+          Incorporated by reference to the Form 10-K filed by the
           Registrant on March 30, 1995.
++         Incorporated by reference to the Form 10-Q filed by the
           Registrant on May 15, 1995.
+++        Incorporated by reference to the Form 10-K filed by the
           Registrant on March 29, 1996.
++++       Incorporated by reference to Amendment No. 3 to the Form S-1
           Registration Statement filed by the Registrant on May 23,
           1997.